Exhibit 99.1

First Seacoast Bank Completes Sale-Leaseback Transaction
with MountainSeed Real Estate Services, LLC

Dover, NH, and Atlanta, GA – June 17, 2024.  Effective June 11, 2024, First Seacoast Bank, the wholly-owned subsidiary of First Seacoast Bancorp, Inc. (Nasdaq: "FSEA"), completed its previously announced sale-leaseback transaction with MountainSeed Real Estate Services, LLC, a Georgia limited liability company ("MountainSeed"). Under the terms of the deal, First Seacoast Bank sold to MountainSeed four properties owned and operated by First Seacoast Bank as bank office locations (the “Properties”) for an aggregate purchase price of approximately $7.5 million, including customary closing adjustments. The Properties are located in the immediate vicinity of Dover, New Hampshire, where First Seacoast Bank is headquartered.
In tandem with the sale of the Properties to MountainSeed, First Seacoast Bank also entered into a master lease agreement (the "Lease Agreement") with MountainSeed under which First Seacoast Bank will lease all four Properties. The Lease Agreement has an initial term of 15 years with a bank-option for an additional 15-year term. First Seacoast Bank’s obligations under the Lease Agreement are guaranteed by First Seacoast Bancorp, Inc.  First Seacoast Bank continues to operate as usual and has not closed any offices or exited any markets as part of the sale-leaseback transaction.
“This sale-leaseback transaction is a unique opportunity to enhance shareholder value as we convert non-earning assets to cash available for investment and provides balance sheet flexibility in support of our long-term strategic objectives,” noted James R. Brannen, President and Chief Executive Officer at First Seacoast Bancorp, Inc.
About MountainSeed: MountainSeed acts as a beacon of trust and innovation in the real estate and banking industries, serving as a partner to over 600 community banks and credit unions across 50 states. MountainSeed has become the most active acquirer of bank branches through sale leaseback transactions. In addition, the company processes over $5 Billion commercial real estate transactions monthly, offering expertise to clients in the commercial real estate and lending industries. Their tech-enabled business provides clients access to a marketplace of products, services, and real estate data.

About First Seacoast Bancorp, Inc.: First Seacoast Bancorp, Inc. operates as the holding company for First Seacoast Bank that provides commercial and consumer banking services for individuals and businesses. First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire. Founded in 1980, the Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.

For further information or inquiries, please contact:
Patrick Roberts, Chief Revenue Officer, MountainSeed
-	Email: proberts@mountainseed.com
-	Phone: (404) 710-9642

•	James R. Brannen, President and Chief Executive Officer, First Seacoast Bancorp, Inc.
-	Email: jbrannen@firtseacoastbank.com
-	Phone: (603) 742-4680
Forward-Looking Statements
This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include changes in economic conditions, changes in market interest rates, among other factors.